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                                                                  EXHIBIT 10.6

                       DEVELOPMENT AND LICENSING AGREEMENT

         THIS DEVELOPMENT AND LICENSING AMENDMENT (referred to hereinafter as this "Agreement") is entered into this 21st day of November, 2000 by and between:

         TEIJIN LIMITED (a corporation duly organized under the laws of Japan and having its registered office and principal place of business at 6-7, Minami-honmachi 1-chome, Chuo-ku, Osaka 541, Japan) and its successors, subsidiaries, and assigns (hereinafter referred to as "Teijin")
                                       and

         AKSYS, LTD. (a corporation duly organized under the laws of the State of Delaware, USA, and having its principal place of business at 2 Marriott Drive, Lincolnshire, Illinois 60069, USA) and its successors, subsidiaries, and assigns (hereinafter referred to as "Aksys")

                                    RECITALS


         WHEREAS, both parties have entered into a Joint Development Agreement, Stock Purchase Agreement and Registration Agreement dated January 7, 1998 for the joint development of certain automated Hemodialysis systems and to strengthening business relationship between both parties;

         WHEREAS, both parties have entered a Codevelopment and Licensing Agreement date June 21, 1999 to amend their respective responsibilities for the joint development and manufacturing licensing by Aksys to Teijin (herein referred to as the "Original Agreement");

         WHEREAS, Aksys wishes to postpone developing Version C (as defined in the Original Agreement) and Teijin wishes to expedite the development of Version C;

         WHEREAS, both parties wish to change the terms and conditions of the collaboration between them and the terms of the license granted to Teijin by Aksys under the Original Agreement; and

         WHEREAS, both parties agree to amend the Original Agreement;

         NOW THEREFORE, in consideration of the mutual covenants and premises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, accepted and agreed to, Teijin and Aksys, intending to be legally bound, hereby agree as follows.

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                             ARTICLE 1: DEFINITIONS

         For purposes of this Agreement, the following terms (when used herein with initial capital letters) shall have the respective meanings specified or referred to in this Article 1:

1.1. MHW: The term "MHW" shall mean the Japanese Ministry of Health and Welfare and other agencies through which submissions are made to the Japanese Ministry of Health and Welfare including, for example and without limitation, the Tokyo Metropolitan Government (i.e. TOCHO) and the Japan Association for the Advancement of Medical Equipment (i.e. IRYO KIKI CENTER).

1.2. IMPORT APPROVAL: The term "Import Approval" (I.E. YUNYU SHONIN) shall mean the approval granted by the MHW to import a drug or medical device for sale in Japan.

1.3. MANUFACTURING APPROVAL: The term "Manufacturing Approval" (I.E. SEIZO SHONIN) shall mean the approval granted by the MHW to manufacture a drug or medical device for sale in Japan.

1.4. APPROVAL: The term "Approval" (I.E. SHONIN) shall refer to either Manufacturing Approval, Import Approval, or both, as defined herein.

1.5. AKSYS APPROVAL DATE: The term "Aksys Approval Date" shall mean the date on which the MHW first grants an Approval to Aksys for any of the Products.

1.6. SYSTEM: The term "System" shall mean Aksys' PHD(TM)Personal Hemodialysis System, including any and all versions thereof and improvements and modifications thereto which are existing during the Term of this Agreement and prior to the Aksys Approval Date.

1.7. VERSION C: The term "Version C" shall mean that version of the System which shall be jointly developed by Aksys and Teijin in accordance with Article 3 hereof.

1.8. PRODUCTS: The term "Products" shall mean all permanent, disposable, consumable and other items which comprise or are used in conjunction with the System.

1.9. TECHNOLOGY: The term "Technology" shall mean inventions, works of authorship and other intellectual property, whether or not patentable, copyrightable or subject to other forms of protection, and wherever developed, protected or maintained, which are existing during the Term of this Agreement and prior to the Aksys Approval Date and which are related and necessary to the design, development, manufacture, use, promotion, marketing, distribution, lease, rent, offer for sale, or sale of the Products. The term "Technology" shall not include any trade name, trade dress, trademark, service mark or similar symbols identifying a party or any intellectual property concerning semiconductor materials, semiconductor manufacturing processes, methods or techniques except as specifically identified in this or another agreement in writing by the parties.

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1.10.    AKSYS TECHNOLOGY: The term "Aksys Technology" shall mean and include
Technology which: (i) is owned or controlled by Aksys or (ii) can be sublicensed by Aksys to Teijin without additional cost to Aksys.

1.11. TEIJIN TECHNOLOGY: The term "Teijin Technology" shall mean and include Technology which: (i) is owned or controlled by Teijin or (ii) can be sublicensed by Teijin to Aksys without additional cost to Teijin.

1.12. REIMBURSEMENT: The term "Reimbursement" shall mean any and all payment(s) which health care providers and/or patients are entitled to receive under Japan's medical insurance system with respect to any medical procedure which is performed using the Products and/or with respect to the sale or use of the Products PER SE.

1.13. FIRST COMMERCIAL SALE: The term "First Commercial Sale" shall mean the first time that a health care provider or patient in Japan agrees to purchase, lease, rent or otherwise acquire a Product and then uses such Product in the performance of a Hemodialysis procedure for which the health care provider or patient is entitled to receive any Reimbursement, or is otherwise compensated for having performed or undergone such procedure.

1.14. GROSS REVENUE: The term "Gross Revenue" shall mean all revenue of any kind which accrues or is owed to Teijin prior to the termination of the license granted to Teijin hereunder and is derived from or in any way related to the sale or use of the Products. Gross Revenue shall not include any Japanese consumption tax (i.e. SHOHIZEI) collected by Teijin.

1.15. NET REVENUE: The term "Net Revenue" shall mean Gross Revenue minus any portion of such Gross Revenue which: (i) will not be received by Teijin due to discounts granted by Teijin to any unrelated customers or (ii) has been refunded by Teijin to unrelated customers who have returned Products.

1.16.    TERRITORY: The term "Territory" shall mean Japan.

1.17. FDA: The term "FDA" shall mean the Food and Drug Administration of the US Department of Health and Human Services.

1.18. EFFECTIVE DATE: The term "Effective Date" shall mean the date of the last signature hereto, as entered on the first page of this Agreement.

1.19. AKSYS LAUNCH DATE: The term "Aksys Launch Date" shall mean the date on which any Product for which the MHW has granted an Approval to Aksys is first purchased, leased, rented, or otherwise obtained by a healthcare provider or patient in the Territory.

1.20. ROYALTY DATE: The term "Royalty Date" shall mean the date on which the cumulative amount of Teijin's Net Revenue has reached the amount of Twenty-five Billion Japanese Yen ((Y)25,000,000,000).

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                          ARTICLE 2: TERM; TERMINATION

2.1. TERM AND TERMINATION BY EITHER PARTY: Unless earlier terminated as provided herein, this Agreement shall be in effect from the Effective Date and continue in effect for ten (10) years following the First Commercial Sale (the "Term" of this Agreement). Thereafter, the Term of this Agreement shall be automatically extended for successive period(s) of ten (10) years each unless either party gives the other party written notice of termination at least two
(2) years prior to the expiration of the original Term or any extended ten (10) year Term of this Agreement; provided however, that Aksys has not unreasonably exercised this termination right if Teijin continues to manufacture and/or sell the Product in the Territory.


2.2. TERMINATION PURSUANT TO BREACH: In the event that either party, at any time during the Term of this Agreement, commits a material breach of any provision hereof, and fails to rectify such material breach within sixty (60) days following receipt from the other party of written notice that such a material breach has been committed, then such other party may terminate this Agreement forthwith by giving written notice to the breaching party. Such termination shall not prejudice any cause of action or claim of such other party.

2.3.     TERMINATION EFFECT: Articles 1, 8, 10, 11, 12, and 13 (excluding
Article 13.11) hereof shall survive termination of this Agreement. Upon termination of this Agreement, the parties shall discuss in good faith and seek to determine the terms and conditions (if any) under which either party may use the Technology owned by the other party.

                             ARTICLE 3: DEVELOPMENT

3.1. BACKGROUND: Both parties have been co-developing Version C under the program plan which was initially agreed to by the parties in March 1999 prior to the execution of the Original Agreement and which was modified from time to time. The AK2K is a new code name of the Version C. Aksys proposed postponing the development of the AK2K to commit itself to an interim version of the product ("PHD+") for introduction in the United States prior to the end of June 2001. Teijin rejected the postponement proposal by Aksys because the PHD+ would not meet the needs of the Japanese market and because the proposal would significantly delay Teijin's launch plan of the Product. Additionally, Aksys and Teijin recognize that the PHD+ would not be the world wide standard version of the Product. The PHD+ and the AK2K have many common factors but differ in some respects, including tank size, chemical loader configuration, fluidics manifold and other areas. Therefore, Teijin proposed and Aksys agreed, that Aksys would develop the PHD+ and Teijin would develop the AK2K in parallel, taking advantage of synergies between the products. Further Teijin requested and Aksys agreed, that Aksys will provide Teijin with mutually agreed upon utility services and technical supports for the development by Teijin at the Aksys facility, as provided in Article 3.2 below.

3.2. OBJECTIVES: Teijin plans to start manufacturing and marketing the AK2K in the Territory in

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April 2003. In order to obtain the necessary Approval(s) for AK2K by that time,
Teijin intends to conduct clinical trials in the Territory the second calendar quarter of 2001 and, therefore, it is intended that samples of the AK2K which are sufficient for the performance of such clinical trials be available by the end of the first calendar quarter of 2001. Teijin plans to develop AK2K in parallel at Aksys and will make samples of the clinical trial version of AK2K for the clinical trials in the Territiory beginning in the second calendar quarter of 2001. These overall plans are detailed in Exhibit A, attached hereto. Aksys plans to develop the PHD+ and complete the development phase according to the schedule in Exhibit B hereto attached. Each of the parties shall perform its duties set forth in Exhibit C attached hereto, until the development programs have been completed in accordance with Article 3.4 hereof. Aksys shall provide Teijin and Teijin shall provide Aksys with necessary information in accordance with Article 9. The development schedule for the two (2) years following the execution of this Amendment shall be set forth on Exhibit D attached hereto. Aksys shall provide Teijin, free of charge, with necessary utility services and technical support for Teijin's development at the Aksys facility. The details of such services and support shall be separately agreed upon between Parties.

3.3 DEVELOPMENT PROGRAM: Each of the development programs for PHD+ and AK2K shall be jointly determined and agreed to by the Parties based in writing on Exhibits A and B. The programs shall include the milestones set forth in Exhibits A and B and each such milestone be deemed to have been achieved when both parties have acknowledged such achievement in writing.

3.4 COMPLETION OF THE DEVELOPMENT PROGRAM: Unless otherwise agreed by the parties in writing, the development programs for PHD+ and AK2K shall continue until the final milestone set forth on Exhibit D attached hereto (i.e. "Approval for Shipment") has been achieved.

3.5 PATENT RIGHTS IN THE TERRITORY: Aksys shall use its best efforts to obtain the issuance of patents based on the patent applications that Aksys has applied in the Territory, which patent applications are set forth in Exhibit E attached hereto.

3.6 RIGHT TO ATTEND BOARD MEETINGS: Until the development program for AK2K has been completed in accordance with Article 3.4 hereof, an individual named by Teijin shall have the right (but not the obligation) to attend those portions of the regular meetings of the Aksys Board of Directors which are related to the discussion and review of Aksys' product development activities.

3.7      FDA APPROVAL FOR AK2K: Aksys shall use its best effort to obtain 510
(k) approval for AK2K and Teijin shall cooperate with Aksys in obtaining such approvals by Aksys.

                         ARTICLE 4: DEVELOPMENT EXPENSES

4.1. USE OF DEVELOPMENT FUNDS MADE BY TEIJIN: Aksys received the amount of Seven Million US Dollars ($7,000,000) from Teijin under Article 7.1. The parties shall review the amount spent for the development of Version C as of June 6, 2000 and shall determine whether Aksys has spent the full amount of the Seven Million US Dollars (US$7,000,000) received from Teijin. If any amount remains unspent (the "Unspent Amount"), such Unspent Amount shall be used by both parties'

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development activities under the development programs specified in Article 3 as set forth above this Amendment. Aksys and Teijin agree that Aksys may use twenty percent (20%) of the Unspent Amount for its development activities for PHD+ as specified in Article 3 set forth hereof and that Teijin may use the remainder of the Unspent Amount for its development activities for AK2K as specified in
Article 3 hereof. Within thirty (30) days following the end of each quarter, each party shall provide the other with a written report describing in reasonable detail the manner in which the Unspent Amount allocated to each party has been spent on its development activity under Article 3 hereof.
4.2. OTHER DEVELOPMENT EXPENSES: Except as provided in Article 4.1 hereof, neither party shall be obligated to reimburse any costs or expenses which the other party incurs in connection with the performance of its duties under
Article 3 hereof. Each party shall be solely responsible for: (i) all salary, benefits, and other compensation paid to its own employees and contractors, (ii) all transportation, lodging, meals, and other expenses incurred by its own employees and contractors, (iii) all costs and expenses which it incurs to establish, maintain, equip, and operate its own facilities, and (iv) all other costs and expenses which it incurs to support development activities which take place in its own facilities.

4.3. REGULATORY EXPENSES. Article 4.2. notwithstanding, each party shall be solely responsible for all costs and expenses related to obtaining any regulatory approvals which are required prior to beginning its own manufacturing and marketing activities, including without limitation the cost of any samples required to perform preclinical or clinical testing for purposes of obtaining such approval. Should one party request assistance from the other party in obtaining regulatory approvals, then the party requesting such assistance shall reimburse the other party for all costs and expenses reasonably incurred to provide such assistance.

4.4. MANUFACTURING AND MARKETING EXPENSES: Article 4.2. notwithstanding, each party shall be solely responsible for all costs and expenses related to its own manufacturing and marketing activities. Should one party request assistance from the other party in establishing its own manufacturing and marketing capabilities, then the party requesting such assistance shall reimburse the other party for all costs and expenses reasonably incurred to provide such assistance.

                       ARTICLE 5: RIGHTS IN THE TERRITORY

5.1. TEIJIN'S RIGHT: During the Term of this Agreement, Teijin shall have the exclusive right to develop, make, use, promote, market, distribute, lease, rent, offer for sale, and sell the Products in the Territory; provided however that, unless otherwise agreed by the parties in writing: (i) Aksys shall have the option to develop, make, use, promote, market, distribute, lease, rent, offer for sale, and sell the Products in the Territory, in accordance with
Article 5.2 hereof; (ii) Teijin shall not develop, make, use, promote, market, distribute, lease, rent, offer for sale, or sell the Products outside the Territory; and (iii) Teijin shall not enable or assist any third-party to develop, make, use, promote, market, distribute, lease, rent, offer for sale, or sell the Products, except as provided in Articles 5.3 and 5.4 hereof.

5.2. AKSYS' OPTION IN THE TERRITORY: During the Term of this Agreement, Aksys shall have the

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option to develop, make, use, promote, market, distribute, lease, rent, offer for sale, and sell the Products in the Territory; provided however that, unless otherwise agreed by the parties in writing: (i) Aksys shall not enable or assist any third-party to develop, make, use, promote, market, distribute, lease, rent, offer for sale, or sell the Products in the Territory, except as provided in Articles 5.3 and 5.4 hereof; (ii) Aksys shall not submit an application to the MHW for an Approval for any of the Products until after the earlier of the second (2nd) anniversary of the First Commercial Sale or December 31, 2006;
(iii) at least ninety (90) days prior to submitting its first application to the MHW for Approval of any of the Products, Aksys shall give written notice thereof to Teijin; (iv) following the receipt by Teijin of such notice, the parties shall discuss and amicably seek to address any regulatory, reimbursement, commercial, or other issues which could arise if and when the MHW grants such an Approval to Aksys; and (v) notwithstanding the nature or outcome of the aforesaid discussions, upon being granted an Approval for any of the Products, Aksys shall have the right to develop, make, use, promote, market, distribute, lease, rent, offer for sale, and sell the Products in the Territory.

5.3. CONTRACT MANUFACTURERS: This Agreement shall not prevent either party from entering into agreements with contract manufacturers or other third-parties in the Territory under which such third- parties will develop and/or make the Products in the Territory; provided however, that neither party shall enter into any such agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

5.4. WHOLESALERS AND DISTRIBUTORS: This Agreement shall not prevent either party from promoting, marketing, distributing, leasing, renting, offering for sale, or selling the Products in the Territory through wholesalers and distributors (i.e. DAIRITEN); provided however that: (i) neither party shall enable or assist any third-party to obtain an Approval for any of the Products and (ii) Teijin shall exercise its reasonable efforts to ensure that any third-party which obtains the Products from Teijin shall not sell or otherwise transfer the Products outside the Territory, to any party other than Aksys.

                     ARTICLE 6: RIGHTS OUTSIDE THE TERRITORY

         During the Term of this Agreement, Aksys shall have the exclusive right to develop, make, use, promote, market, distribute, lease, rent, offer for sale, and sell the Products outside the Territory. This Agreement shall not prevent Aksys from entering into agreements of any kind with any third-parties outside the Territory; provided however that Aksys shall exercise its reasonable efforts to ensure that no third-party outside the Territory which obtains the Products from Aksys shall sell or otherwise transfer the Products into the Territory, to any party other than Aksys or Teijin.

                               ARTICLE 7: PAYMENTS

7.1 RESEARCH AND DEVELOPMENT FUNDS: Teijin has paid to Aksys the amount of Seven Million US Dollars ($US7,000,000) as a non refundable fund for expenditures to be made by Aksys and/or Teijin in accordance with Article 4.1 hereof.

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7.2      LICENSING FEE: In addition to the payment made in accordance with
Article 7.1 hereof, Teijin has paid to Aksys the amount of Seven Million US Dollars (US$7,000,000) as a licensing fee. 7.3.

7.3 ROYALTIES PAID TO AKSYS: After the Royalty Date, Teijin will pay royalties to Aksys as follows:



         (i) Tejin will pay to Aksys as royalties ten percent (10%) of the Net Revenue which Teijin earns after the Royalty Date and before the Aksys Launch Date.

         (ii) Teijin will pay to Aksys as royalties five percent (5%) of the Net Revenue which Teijin earns after the Royalty Date and after the Aksys Launch Date.

         (iii) Teijin will pay such royalties to Aksys within sixty (60) days following the end of each calendar quarter in which Net Revenue is earned.

         (iv) Unless otherwise agreed by the parties in writing, all royalties will be paid to Aksys in US Dollars at the rate of exchange prevailing at the time such payment is made.

7.4.     POSSIBLE REDUCTION OF ROYALTY RATES: The royalty rates set forth in
Article 7.3 hereof may be reduced by mutual written consent of the parties.

7.5.     JAPANESE TAXES:

         (i) ON ORIGINAL PAYMENTS: .Notwithstanding Article 4.1 or any provision of this Agreement, the payment made by Teijin in accordance with Articles 7.1 and 7.2 hereof, shall be non-refundable and paid without any required set off or any deduction for Japanese taxes or withholding. It is understood that if any deductions or withholdings were required they were addressed by Teijin.

         (ii) ON ROYALTY PAYMENTS: Should any withholding tax be levied by the fiscal authorities of Japan on royalty payments to be made by Teijin to Aksys under Article 7.3 hereof, then after having paid such withholding tax to the fiscal authorities of Japan, Teijin shall be entitled to deduct such withholding tax from payments to be made to Aksys hereunder. In such case, Teijin shall procure proper tax receipts and shall forward such tax receipts to Aksys in order to enable Aksys to obtain withholding tax credit. Should a tax exemption for withholding tax purposes be available under the laws of Japan or under any international tax treaty or similar agreement, then Teijin shall use commercially reasonable efforts to enable Aksys to obtain such exemption.

                         ARTICLE 8: RIGHTS TO TECHNOLOGY

         8.1. TECHNOLOGY DEVELOPED BY TEIJIN: All Technology made in the performance of any development solely by Teijin personnel shall be the sole and exclusive property of Teijin and Teijin

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shall retain any and all rights to file any applications for intellectual property rights thereon. Any and all such technology shall be included in the definition of the term "Teijin Technology." For the Term of this Agreement, Teijin hereby grants to Aksys a non-transferable sole license, without the right to sublicense, to utilize Teijin Technology to develop, make, have made, use, promote, market, distribute, lease, rent, offer for sale and sell the Products worldwide.

8.2. TECHNOLOGY DEVELOPED BY AKSYS: All Technology made in the performance of any development solely by Aksys personnel shall be the sole and exclusive property of Aksys and Aksys shall retain any and all rights to file any applications for intellectual property rights thereon. Any and all such technology shall be included in the definition of the term "Aksys Technology." For the Term of this Agreement, Aksys hereby grants to Teijin a non-transferable sole license, without the right to sublicense, to utilize Aksys Technology to develop, make, have made, use, promote, market, distribute, lease, rent, offer for sale and sell the Products in the Territory.

8.3. TECHNOLOGY DEVELOPED JOINTLY BY TEIJIN AND AKSYS: All Technology made in the performance of any development jointly by Teijin and Aksys personnel shall be the property jointly of Teijin and Aksys ("Jointly Owned Technology"). In the case of any Jointly Owned Technology, the parties shall mutually determine: (i) whether an application or applications for intellectual property rights should be filed, (ii) which party which will prepare, file, and prosecute such application(s) (the "Filing Party"), and (iii) the country or countries in which such application(s) shall be filed. Regardless of which party is the Filing Party, all costs and expenses related to obtaining and defending intellectual property rights for Jointly Owned Technology shall be borne equally by the parties, and, to the extent permitted by applicable law, both parties shall be owners or assignees of record of such intellectual property rights.

8.4. ABANDONMENT OF JOINTLY OWNED TECHNOLOGY: Notwithstanding Article 8.3. hereof, if either party declines to obtain, maintain, or defend any particular intellectual property right for any Jointly Owned Technology or fails to pay its share of the cost of obtaining, defending, or maintaining such intellectual property right, then the party wishing to obtain and defend such intellectual property right may do so independently, at its sole expense, and the other party shall forthwith relinquish its right, title, and interest in such intellectual property right.

                 ARTICLE 9: RIGHTS TO OBTAIN AND USE INFORMATION

9.1. IN GENERAL: Prior to the Aksys Approval Date during the Term of this Agreement, each party shall provide the other party with such documents, information, and data related and necessary to the design, development, manufacture, use, promotion, marketing, distribution, lease, rent, offer for sale, or sale of the Products, as may be reasonably requested by the other party, including without limitation as provided in this Article 9.

9.2. US REGULATORY DOCUMENTS, INFORMATION, AND DATA: Prior to the Aksys Approval Date during the Term of this Agreement, and within thirty (30) days following its submission to or receipt from the FDA of any document pertaining to the Products, Aksys shall deliver a copy of each such document to Teijin. Aksys shall comply with Teijin's reasonable requests to review information and

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data supporting such documents, whether or not such information or data has been submitted to the FDA.

9.3. RESULTS OF US CLINICAL TRIALS: Prior to the Aksys Approval Date, during the Term of this Agreement, Aksys will inform Teijin prior to beginning any clinical trial which involves the use of the Products and provide Teijin with a copy of the protocol to be used for each such trial. The results of such trials, including information regarding adverse reactions or other problems which may arise or be identified during the trial, will be reported to Teijin on a timely basis. Aksys will comply with Teijin's reasonable requests for additional information concerning such trials.

9.4. JAPANESE REGULATORY DOCUMENTS, INFORMATION, AND DATA: Prior to the Aksys Approval Date during the Term of this Agreement, and within thirty (30) days following its submission to or receipt from the MHW of any document pertaining to the Products, Teijin shall deliver a copy of each such document to Aksys. Teijin shall comply with Aksys' reasonable requests to review information and data supporting such documents, whether or not such information or data has been submitted to the MHW.

9.5. RESULTS OF JAPAN CLINICAL TRIALS: Prior to the Aksys Approval Date, during the Term of this Agreement, Teijin will inform Aksys prior to beginning any clinical trial which involves the use of the Products and provide Aksys with a copy of the protocol to be used for each such trial. The results of such trials, including information regarding adverse reactions or other problems which may arise or be identified during the trial, will be reported to Aksys on a timely basis. Teijin will comply with Aksys' reasonable requests for additional information concerning such trials.

9.6. USE OF DOCUMENTS, INFORMATION, AND DATA: Either party shall have the right to refer to and use documents, information, and data received under this
Article 9 in the performance of its duties under Article 3 hereof and in developing its applications for Approval; provided however that Aksys shall not have the right to submit to the MHW any clinical or other experimental data which Teijin has previously submitted to the MHW, unless such data were: (i) developed by Aksys or (ii) obtained by Aksys from a third-party without breach of this Agreement. Aksys shall in any case have the right to refer to and use all documents, information, and data received under this Article 9 in developing its submissions to the FDA and other regulatory agencies outside Japan.

9.7. COST OF DOCUMENTS, INFORMATION, AND DATA: Article 4 hereof notwithstanding, neither party shall be entitled to compensation from the other party for documents, information, or data provided in accordance with this
Article 9.

9.8 LANGUAGE: All documents, information, and data provided by either party in accordance with this Article 9 shall be provided in the language (e.g. Japanese or English) in which such items were originally created, and neither party shall be obligated to translate any item into another language.

9.9 ADDITIONAL INFORMATION: Aksys shall provide Teijin with all Version A, AK2K and PHD+ design documents, Operation and Service manuals for, as well as applicable information on therapy

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work and task modification from time to time. Teijin will provide Aksys with all design documentation created during the development of AK2K at the completion of the design phase of the project as well as Operation and Service Manuals used during pre-clinical and clinical evaluation, and any therapy work and task modification created from time to time.

                           ARTICLE 10: CONFIDENTIALITY

10.1. CONFIDENTIAL INFORMATION: Aksys and Teijin acknowledge that, in the course of performing their respective obligations under this Agreement, each will receive information which is confidential and proprietary to the disclosing party and which the disclosing party wishes to protect from public disclosure. The term "Confidential Information" shall mean any information and data relating to Technology or which shall be disclosed between the parties and marked "Confidential" relating to their respective businesses, customers, products, development results, marketing plans, financial status, intellectual property rights, the terms of this Agreement, and technical information. In addition any and all of the information, data and samples, which Teijin or Aksys acquires pursuant to Articles 3 and 9 hereof, shall be considered Confidential Information.

10.2. RESTRICTIONS: Confidential Information shall remain the sole and exclusive property of the disclosing party. The party receiving Confidential Information shall use it only for the purpose of performing its obligations under this Agreement, including its responsibilities under Article 3 and as provided in Article 9 hereof, and shall not disclose or provide access to the Confidential Information to any third party without the prior written consent of the disclosing party except as required by applicable law. Each party shall exercise the same degree of care to safeguard the confidentiality of the other party's Confidential Information as it would exercise in protecting the confidentiality of similar property of its own, and shall use its diligent efforts to prevent inadvertent or unauthorized disclosure of all Confidential Information. The foregoing shall not apply to information that a party can show:

(i)      was already in the possession of such party prior to disclosure;

(ii) has become publicly available without breach of this Agreement by such party;

(iii) has been rightfully received by such party from a third party not under an obligation of confidence to the other party with respect thereto;

(iv) was released for disclosure by the other party with its written consent; or,

(v) was disclosed to the public pursuant to the requirement of a governmental agency or operation of law, provided that such party is obligated to use its best efforts to prevent or limit disclosure under such circumstances.

10.3. INJUNCTIVE RELIEF: The parties understand and agree that the disclosing party will suffer immediate, irreparable harm in the event the receiving party fails to comply with any of its obligations under this Article 10, that monetary damages will be inadequate to compensate the disclosing party for such breach, and that the disclosing party shall have the right to enforce this Article 10 by injunctive or other equitable remedies. In the event that one party brings legal action pursuant to this Article 10 and successfully obtains injunctive relief, then the other party shall pay the attorneys' fees and other reasonable costs of the party bringing such action. (The provisions of this Article 10.3 shall not be limited in any way by the provisions of Articles 12 or 13.2 hereof.)

            ARTICLE 11: INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS

11.1. REPRESENTATIONS AND WARRANTIES: Neither Teijin nor Aksys is currently aware of any third-party's intellectual property that would be infringed, misappropriated, or otherwise violated by Version C as currently envisaged.

11.2 INDEMNIFICATION: Aksys hereby agrees to protect, defend, hold harmless and indemnify Teijin from and against any and all claims, damages, liabilities, losses and expenses arising out of any alleged or actual infringement of the intellectual property of any third-party by Products sold by Aksys outside the Territory. Teijin hereby agrees to protect, defend, hold harmless and indemnify Aksys from and against any and all claims, damages, liabilities, losses and expenses arising out of any alleged or actual infringement of the intellectual property of any third-party by Products sold by Teijin in the Territory.

11.3. INDEMNITY RESTRICTION: Notwithstanding Article 11.2 hereof, the indemnifying party shall have no obligations for any claim under this Article 11 unless: (i) the indemnified party notifies the indemnifying party of such claim as soon as practicable, but in no event less than fifteen (15) days after the indemnified party receives notice thereof, (ii) the indemnified party tenders control of the defense of such claim to the indemnifying party, and (iii) the indemnified party provides the indemnifying party with all reasonable cooperation in such defense of such claim. Furthermore, the indemnifying party shall have no obligation for any claim under this Agreement if the Indemnified Party makes any admission, settlement or other communication regarding such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The indemnified party shall have the right (but not the obligation) to participate in such defense or settlement, in which event each party shall pay its respective attorneys' fees.

                       ARTICLE 12: LIMITATION OF LIABILITY

12.1. DISCLAIMER OF WARRANTY: EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE PARTIES EXPRESSLY DISCLAIM ANY REPRESENTATION, WARRANTY, COVENANT OR CONDITION REGARDING THE COMPLETION OR FAILURE TO COMPLETE VERSION C.

12.2 INDEMNIFICATION BY AKSYS: Aksys shall indemnify and hold harmless Teijin, its officers, agents, employees, and affiliates from any loss, claim, action, damage, expense, or liability

(including defense costs and attorneys' fees) arising out of or related to: (i) any injury to Aksys' employees or agents while at Teijin's facilities, (ii) the handling, use or sale by Aksys of any product (including but not limited to any of the Products) which Aksys has purchased or otherwise obtained from Teijin and
(iii) the use in commerce of any product (including but not limited to any of the Products) which Aksys has purchased or otherwise obtained from Teijin.

12.3 INDEMNIFICATION BY TEIJIN: Teijin shall indemnify and hold harmless Aksys, its officers, agents, employees, and affiliates from any loss, claim, action, damage, expense, or liability (including defense costs and attorneys' fees) arising out of or related to: (i) any injury to Teijin employees or agents while at Aksys facilities, (ii) the handling, use or sale by Teijin of any product (including but not limited to any of the Products) which Teijin has purchased or otherwise obtained from Aksys and (iii) the use in commerce of any product (including but not limited to any of the Products) which Teijin has purchased or otherwise obtained from Aksys.

12.4. EXCLUSION OF CONSEQUENTIAL DAMAGES: In no event shall either party be liable or responsible to the other party for the loss of any actual or anticipated profits, loss of time, inconvenience, commercial loss, or any other damages arising from or related to either party's performance or failure to perform under this Agreement.

                            ARTICLE 13: MISCELLANEOUS

13.1. GOVERNING LAW: This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, USA, provided, however, that the federal Arbitration Act shall apply in lieu of any arbitration provisions of the laws of Illinois.

13.2. ARBITRATION: The parties shall initially endeavor to resolve any disputes by good-faith negotiations. If they are unable to resolve any differences relating to or arising from this Agreement or alleged breach of this Agreement, the matter(s) shall be submitted to arbitration in accordance with the International Rules of the American Arbitration Association ("A.A.A.") then in force. The number of arbitrators shall be three (3), with one (1) to be appointed by each party and the third to be designated by the two party-appointed arbitrators. Each party shall be responsible for their own costs and expenses, including attorneys' fees, the fees for each party-appointed arbitrator, disbursements, and filing fees. The place of arbitration shall be Chicago, Illinois, USA. The decision of the arbitrators shall be final and binding and the award may be entered in any court of competent jurisdiction.

13.3. COUNTERPARTS: For convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes, and all of which taken together shall constitute but one and the same instrument.

13.4. NOTICES: All notices, requests, demands, consents, waivers, approvals, and other communications hereunder shall be in writing and shall be deemed to have been duly given: (i) if delivered personally with receipt acknowledged,
(ii) if transmitted by telex, telefax, telegraph, or other like method (with receipt acknowledged), or (iii) if mailed, postage prepaid, by certified mail, return receipt requested, addressed as follows:

         IF TO TEIJIN:     Teijin Limited
                           Home Health Care Division
                           Tokyo Sakurada Bldg.
                           1-1-3, Nishi-Shimbashi
                           Minato-ku, Tokyo 105, Japan
                           Attn: General Manager, Planning Department
                           Telefax:  81-3-3506-4060

         IF TO AKSYS:      Aksys Limited
                           Two Marriott Drive
                           Lincolnshire, Illinois  60069, USA
                           Attn: Chief Executive Officer
                           Telefax:  1-847-229-2080

                           with a copy (which shall not constitute notice) to:

                           Aksys Japan, KK
                           2-28-1 Nihonbashi-Hamacho
                           Chuo-ku, Tokyo 103, Japan
                           Attn: President
                           Telefax:  81-3-3662-5040

or such other address as either party may designate for itself by written notice given to the other party from time to time in the manner hereinabove provided. Except as otherwise expressly provided herein, all communications hereunder shall be deemed to be given, received, and dated on the date when delivered personally, on the date of receipt of telex or telefax, or on the date of delivery or refusal (if refused) of certified or registered mail.

13.5. SEVERABILITY: In the event that any one or more of the provisions of this Agreement is held invalid or unenforceable, such unenforceability shall not affect any other provision, but this Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein.

13.6. HEADINGS: Headings and titles used herein are for convenience of reference only and shall not control the construction or interpretation of any provision hereof.

13.7. INTEGRATION: This Agreement embodies the entire understanding and agreement of the parties hereto with respect to the subject matter contained herein, and supersedes all prior oral or written understandings and agreements relating thereto except as expressly otherwise provided, and may not be altered, modified, or waived in whole or in part, except in writing, signed by duly authorized representatives of the parties.

13.8. FORBEARANCE: The failure of either party to insist upon the performance of any of the terms, covenants, conditions, or provisions of this Agreement shall not be considered a waiver or relinquishment of continued compliance therewith; nor shall a waiver by either party of any breach of any term, covenant, condition, agreement, or provision constitute a waiver of any subsequent breach of that term, covenant, condition, agreement or provision.

13.9. ASSIGNMENT: The rights granted to and the obligations imposed upon the parties under this Agreement shall not be assignable, or otherwise delegable, transferable, or subject to encumbrance in any manner or degree to or in favor of any person for any purpose by any act of either party or by operation of law or otherwise, without the prior written consent of the other party, and any attempt to assign, delegate, transfer, or encumber such rights or duties, in the absence of the other party's prior written consent, shall be void and of no force and effect; provided however that this Agreement may be assigned to any third-party which has acquired all or substantially all of the business or assets of either party to this Agreement. Notwithstanding the foregoing, this Agreement shall be binding on any successors of the parties.

13.10. RELATIONSHIP: This Agreement supersedes and replaces the Joint Development Agreement dated January 8, 1998 by and between Teijin and Aksys. The parties acknowledge that this Agreement constitutes a fair and equitable basis for their relationship. However in the event that during the term of this Agreement the general situation and/or data upon which this Agreement is based are substantially changed so that either party suffers severe and unforeseeable hardship which it could not reasonably be expected to bear, the parties will consult in good faith to find a solution acceptable to both parties. The parties shall be independent contractors, and nothing herein shall be deemed to make them partners, co-venturers or principal and agent.

13.11. AUDIT PROVISIONS: Aksys shall comply with Teijin's reasonable requests to inspect Aksys' accounting records in order to determine Aksys' compliance with Article 4.1 hereof. Teijin shall comply with Aksys' reasonable requests to inspect Teijin's accounting records in order to determine Teijin's compliance with Article 7 hereof. Either party may use a Certified Public Accountant or other qualified third-party to perform on its behalf the inspections allowed under this Article 13.11.

13.12. PUBLIC RELEASE: Except as required by law, neither party shall issue a press release or make any other public statement or disclosure regarding this Agreement, without the prior written consent of the other party.

13.13. GOOD FAITH DISCUSSIONS: Aksys shall hold good-faith discussions with Teijin before concluding any agreement with a third-party which would foreclose to Teijin the possibility of marketing the Products in the Republic of China, Korea, Taiwan, Singapore, Malaysia, Thailand, or Indonesia.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

TEIJIN LIMITED                                   AKSYS, LTD.


BY:   /s/ Toshio Naito                           BY:   /s/ WILLIAM C. DOW
   -----------------------------                    -------------------------

        Toshio Naito                                William C. Dow
        Senior Executive Officer                    President
        Deputy General Manager of Medical           and Chief Executive Officer
        Pharmaceutical Group,
        General Manager
        Home Healthcare Division
        Teijin Limited

        Hereunto Duly Authorized                    Hereunto Duly Authorized

DATE:   November 16, 2000                   DATE:   November 21, 2000


Exhibit A
           CURRENT KEY MILESTONES IN THE DEVELOPMENT PROGRAM FOR AK2K

                                                                          TARGET

1. Final Engineering Prototype produced                         2000, October 30


2. Final manufacturing Prototype produced                       2001, February 28


3. First Clinical Unit Available                                2001, March 15

* The dates specified above represent the consensus of the parties, as of the Effective Date of this Agreement, regarding when each milestone was or probably will be achieved.


Exhibit B
           CURRENT KEY MILESTONES IN THE DEVELOPMENT PROGRAM FOR PHD+

                                                                                Current Estimated Date

1. AFM (Approval for Manufacturing):                                   2001, March -2001 April
   Aksys finished development activities for PHD+ with
Double Ultrafiltration


2. AFS (Approval for Shipment):                                        2001, June - 2001, July
   First commercial unit available for shipment

3. AFS (Approval for Shipment):                                        2001, July - 2001, August
   First commercial unit with dialyzer labeled for reuse


* The dates specified above represent the consensus of the parties, as of the Effective Date of this Agreement, regarding when each milestone was a probably will be achieved.


Exhibit C
                              DUTIES OF EACH PARTY

---------------------------------- ------------------------------------------------ ----------------------------------
                                                        Aksys                                    Teijin
                                                       (PHD+)                                    (AK2K)
---------------------------------- ------------------------------------------------ ----------------------------------

Subsystem Development              *UF Tank subsystem (with Loadcell)               UF Tank subsystem (add shower
                                   *Air Trap Control subsystem                      nozzle)
                                   *NIPM (Improved accuracy/range)
                                   *BTS (Improved flow rate accuracy)
                                   *BLP (Improved accuracy/torque)
                                   * Double RO subsystem
                                   52 L Dialysate Tank subsystem (Improved          60L Dialysate tank subsystem
                                   reliability)                                     New Chem Loader subsystem
                                   Chem Loader subsystem (Improved reliability)
                                   *Dialyzer labeled for reuse
                                   *Double UF subsystem (if required by reuse
                                   dialyzer)                                        100 V Heater subsystem
                                   Heater subsystem
                                   *Skins and Frame
---------------------------------- ------------------------------------------------ ----------------------------------
Electronics                        *New Control Module
                                   *New Power Supply                                100V Power Adaptation
                                   Wire harness for PHD+                            Wire Harness for AK2K
---------------------------------- ------------------------------------------------ ----------------------------------
System Software                    *TCL Task Conversion to C
                                   Modification for                                 Modification for
                                   *Aksys Subsystem                                 Teijin subsystem
                                   *New Electronics                                 New fluidics path
                                   *Issues from US Clinical
                                   *Robustness
---------------------------------- ------------------------------------------------ ----------------------------------
Machine Build                      PHD+ Prototypes                                  AK2K Clinical Prototypes
                                   PHD+ Commercial Machines                         JP Clinical Machines
---------------------------------- ------------------------------------------------ ----------------------------------
V&V                                *Subsystem Verification (for AKSY subsystems)    Subsystem Verification (for
                                   Mode Verification                                Teijin subsystems)
                                   PHD+ system Validation                           Mode Verification
                                                                                    AK2K System Validation
---------------------------------- ------------------------------------------------ ----------------------------------
Regulatory Testing                 Applicable Standards for PHD+                    Applicable Standards for AK2K
                                                                                    **Micro studies for AK2K
                                   Micro studies                                    **Biocompatability studies for
                                   Biocompatability studies for PHD+                AK2K
---------------------------------- ------------------------------------------------ ----------------------------------

* = AK2K includes these modifications    ** = Aksys will provide facilities and
                                         technical consultation but
                                         study conducted by Teijin.

Exhibit D
            CURRENT DEVELOPMENT SCHEDULE FOR JAPANESE CLINICAL TRIAL

[Graphical Information Displayed]


Exhibit E
                       AKSYS PATENT APPLICATIONS FOR JAPAN

-------------------------------- ------------------------- ----------------------------------------- -----------------
Japanese Application No.         Aksys Case No.
-------------------------------- ------------------------- ----------------------------------------- -----------------
Aksys Case                       94,1230-PP                Modular Home Dialysis System
No. 94,1230-PP
-------------------------------- ------------------------- ----------------------------------------- -----------------
JP9625705                                                  Artificial Kidney System
-------------------------------- ------------------------- ----------------------------------------- -----------------
Aksys Case                       96,965-B                  Dialysate Conductivity Adjustment in a
No. 96,965-B                                               Batch Dialysate Preparation System
JP97337214
-------------------------------- ------------------------- ----------------------------------------- -----------------